Exhibit 99.1

FOR IMMEDIATE RELEASE	AUGUST 14, 2006

Media Relations Contact:	Investor Relations Contact:
Mitch Seigle	Tom Tran
408-954-3225	408-433-8105
mitch.seigle@lsi.com	tom.tran@lsi.com
CC06-xx
MICROSOFT EXECUTIVE TIMOTHY CHEN TO JOIN
LSI LOGIC BOARD OF DIRECTORS
MILPITAS, Calif., August 14, 2006 – LSI Logic Corporation (NYSE: LSI) today announced that it has elected Timothy Y. Chen to its board of directors, effective September 1, 2006. He is currently Microsoft’s corporate vice president and CEO, Greater China Region, responsible for overseeing overall Microsoft business operations and strategy in China. Chen’s addition to the LSI Logic board expands its membership to nine.
“With the addition of Tim to our board, the breadth of our expertise and insight into the growing market opportunities for information storage and consumer electronics in Greater China is significantly strengthened,” said Abhi Talwalkar, LSI Logic president and chief executive officer. “Tim is a well known and widely admired business leader throughout the region and his guidance will be especially valuable to us as we pursue increasing opportunities there.”
Chen is the former chairman and president of Motorola (China) Electronics, Ltd., a position he held from September 2001 until joining Microsoft Corporation in September 2003. From June 2000 until September 2001, Chen was CEO of 21CN CyberNet Corporation Ltd., with overall responsibility for its business in Hong Kong and Mainland China. From 1992 to 2000, he held various management and executive positions with Motorola China and was additionally named a Motorola corporate vice president in 1999. Previously, Chen was with the Bell Labs arm of Lucent Technologies (formerly AT&T, Inc.) in the United States, serving in a number of technical and marketing management capacities.
Chen earned an MBA from the University of Chicago and holds two master’s degrees in computer science and mathematics from the Ohio State University, Columbus.
About LSI Logic
LSI Logic Corporation (NYSE: LSI) is a leading provider of silicon-to-system solutions that are used at the core of products that create, store and consume digital information. LSI offers a broad portfolio of capabilities including custom and standard product ICs, host bus and RAID adapters, storage area network solutions and software applications. LSI products enable leading technology companies in the Storage and Consumer markets to deliver some of the most advanced and well-known electronic systems in the market today. More information is available at www.lsi.com.
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